AMERICAN GENERAL LIFE INSURANCE COMPANY

NURSING HOME WAIVER RIDER

WAIVER OF WITHDRAWAL CHARGE

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail. The manner in which benefits and values are described in the Contract are not modified by this Rider unless indicated herein.

Subject to the terms and conditions set forth below, this Nursing Home Waiver Rider provides for a waiver of any Withdrawal Charges provided in the Contract. In addition, this Rider is not intended to provide long-term care or nursing home insurance.

Capitalized terms in this Rider have the meanings as defined herein. Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

TABLE OF CONTENTS

SECTIONS	PAGE(S)

Rider Data Page	[Page 2]

Rider Definitions	[Page 3-4]

Rider Provisions	[Pages 5-6]

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RIDER DATA PAGE

RIDER EFFECTIVE DATE:	[January 2, 2019]

OWNER(S):	[John Doe Jane Doe]

EARLIEST CONFINEMENT DATE:	[January 2, 2019]

DEFERRAL PERIOD:	Beginning on the Contract Date and ending on the first (1st) Contract Anniversary

CONFINEMENT PERIOD:

The Owner was confined to a Qualified Facility for at least ninety (90) consecutive days after the Deferral Period.

If the Owner was confined to a Qualified Facility during the Deferral Period, the ninety (90) consecutive days will begin from the later of the date the Owner was confined to a Qualified Facility or after the conclusion of the Deferral Period.

If the Owner ceases to be confined to a Qualified Facility and then, in less than thirty (30) days, returns to a Qualified Facility due to the same cause as, or a related cause to, that cause which resulted in confinement to the Qualified Facility, the Owner’s confinement shall be deemed uninterrupted and continuous.

REQUEST FOR A CLAIM UNDER THIS RIDER:

We must receive a claim under this Rider as described under Filing a Claim Under this Rider within ninety (90) days of the last day the Owner was confined to a Qualified Facility, or while the confinement is ongoing, unless You show that it was not reasonably possible to make a claim within the required period of time and the claim was made as soon as possible. In any case, such a claim must be made within one (1) year of the last day of confinement to a Qualified Facility unless You have been adjudicated to be without legal capacity.

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RIDER DEFINITIONS

These terms are capitalized when used in the Rider with the meaning set forth below. Capitalized terms not defined in this section are described in the provisions discussed herein or defined in the Contract, Rider(s) or Endorsement(s) attached to this Contract.

EARLIEST CONFINEMENT DATE

The earliest date, as shown on the RIDER DATA PAGE, that the Owner may begin confinement in a Qualified Facility in order to qualify for this Rider.

OWNER

The Owner and Joint Owners collectively, if applicable. If the Owner is a non-natural person, the Annuitant or Joint Annuitants shall be treated as the Owner for purposes of this Rider unless otherwise stated in the provisions. Owner and Annuitant names are located on the CONTRACT DATA PAGE.

PHYSICIAN

A legally qualified practitioner who is:

●	Licensed to practice medicine in the United States by a state or federal licensing authority; and

●	Specially trained to diagnose and treat the condition causing confinement to a Qualified Facility; and

●	Acting within the scope of his or her license; and

●	Not a resident of the Owner’s household or related to the Owner by blood or marriage.

QUALIFIED FACILITY

A Qualified Facility is where treatment for the Owner where independence is not possible and daily continuous care must be received in a facility that is located in the United States or its territories and that is an Assisted Living Facility, Hospital, or Nursing Home Facility that provides Medically Necessary care by a Qualified Medical Professional or Physician and is not an Excluded Facility as described below.

ASSISTED LIVING FACILITY

A facility is an Assisted Living Facility if all of the following apply:

●	Is licensed and/or certified as an Assisted Living Facility; and

●	Is primarily engaged in providing continuous nursing services by or under the supervision of a Physician or a Qualified Medical Professional; and

●	Provides continuous room and board for an extended period of time.

HOSPITAL

A facility is a Hospital if any of the following apply:

●	Is licensed and operated as a Hospital; or

●	Is accredited as a hospital by the Joint Commission on the Accreditation of Healthcare Organizations; or

●	Operates as a hospital under law.

NURSING HOME FACILITY

A facility is a Nursing Home Facility if all of the following apply to it:

●	Is licensed and/or certified as a Nursing Home Facility; and

●	Is solely engaged in providing continuous nursing service that is Medically Necessary by or under the supervision of a Physician or a Qualified Medical Professional; and

●	Administers a planned program of 24-hour observation and treatment by a Physician and/or licensed Qualified Medical Professional; and

●	Provides continuous room and board for an extended period of time.

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EXCLUDED FACILITY

A facility is an Excluded Facility if it is any of the following:

●	Alcohol or chemical treatment centers (or similar centers); or

●	Homes for the aged; or

●	Community living centers; or

●	Senior living facilities; or

●	Places that solely provide accommodations, room and/or board; or

●	Places that primarily provide personal care services to those whom do not need daily medical or nursing care; or

●	In-home care.

MEDICALLY NECESSARY

Medically Necessary means appropriate and consistent with the diagnosis in accord with accepted standards of practice and which could not have been omitted without adversely affecting the individual’s condition.

QUALIFIED MEDICAL PROFESSIONAL

A Qualified Medical Professional is a legally qualified practitioner who is a registered graduate professional nurse (R.N.) who is also:

●	Licensed in the United States by a state or federal licensing authority to diagnose and prescribe Medically Necessary care for a condition requiring confinement in a Qualified Facility; and

●	Acting within the scope of his or her license; and

●	Not a resident of the Owner’s household or related to the Owner by blood or marriage.

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RIDER PROVISIONS

During the Withdrawal Charge period, the Company will waive any applicable Withdrawal Charges for a partial Withdrawal or a total Withdrawal subject to the provisions in this Rider. Any partial Withdrawal or total Withdrawal under this Rider is paid by Us directly to the Owner. No partial Withdrawal may be set up under any automatic recurring withdrawal program or on a systematic basis.

ELIGIBILITY REQUIREMENTS UNDER THIS RIDER

Any Owner satisfies the eligibility requirements under this Rider if they are confined in a Qualified Facility that is prescribed by a Physician where Medically Necessary care is provided by a Qualified Medical Professional while receiving such care and if the following are true:

●	The Owner begins confinement in a Qualified Facility on or after the Earliest Confinement Date as shown on the RIDER DATA PAGE; and

●	The Owner is confined to a Qualified Facility on the date of the request, notwithstanding conditions under Request For a Claim Under This Rider shown on the RIDER DATA PAGE; and

●	The same Owner has satisfied the Confinement Period as shown on the RIDER DATA PAGE; and

●	We receive and accept a claim form as described under the Filing a Claim Under this Rider provision below.

We will waive any applicable Withdrawal Charges for subsequent partial Withdrawals or a total Withdrawal while the Owner continues to be confined to a Qualified Facility.

If the Owner ceases to be confined to a Qualified Facility and no longer satisfies the Confinement Period shown on the RIDER DATA PAGE, the Owner must again meet all eligibility requirements of this Rider before We will waive any applicable Withdrawal Charges for a partial Withdrawal or total Withdrawal.

FILING A CLAIM UNDER THIS RIDER

To file a claim under this Rider for a partial Withdrawal or total Withdrawal, You must provide the following to Us in Good Order:

1.	A completed claim form that We will provide within ten (10) business days upon request for a partial Withdrawal or total Withdrawal under this Rider; and

2.	Any authorization required by Us to obtain information and documentation from a third party; and

3.	The written consent to the claim, in a form acceptable to Us, of any irrevocable Beneficiary, assignee or other required party.

If the necessary claim form is not furnished within ten (10) business days of the request, it is considered that You complied with the claim form requirements if You submit proof In Writing covering the occurrence, the character and the extent of the occurrence for which claim is made.

If We deny the Owner’s claim under this Rider, We will not disburse a requested withdrawal until the Owner is notified of the denial and provided with the opportunity to accept or reject the withdrawal proceeds, including any Withdrawal Charge and MVA.

We may require, and will pay for, an examination of the Owner by a Physician of Our choice and to acquire a second opinion from such Physician. In case of conflicting opinions, We may require, and will pay for, a third opinion from a different Physician, mutually acceptable to the Owner and Us, which shall be determinative.

The Owner or their legal proxy requesting a claim under this Rider and the Annuitant (if the Owner is a non-natural person) shall cooperate with Us in Our verification of a claim by providing assistance including, but not limited to, the completion and submission to Us of any questionnaire or authorization form needed, that in Our opinion, is required to conduct such verification.

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If We deny the claim for waiver of any applicable Withdrawal Charges under this Rider, We will not disburse a requested withdrawal until the Owner is notified of the denial and provided with the opportunity to accept or reject the withdrawal proceeds, including any Withdrawal Charges.

TERMINATION

This Rider will automatically terminate on the earliest occurrence of one of the following:

1.	The date the Contract terminates;

2.	The date annuity income payments begin under Annuitization;

3.	Upon payment of a total Withdrawal; or

4.	The date of the Owner’s death, unless the Owner’s Spousal Beneficiary continues the Contract prior to Age 86 under the provisions of the Internal Revenue Code §72(s)(3);

5.	The date on which any Owner attains Age 86.

Termination shall not prejudice the waiver of any applicable Withdrawal Charges while this Rider was in force.

Signed for the Company to be effective on the Contract Date.

AMERICAN GENERAL LIFE INSURANCE COMPANY

Julie Cotton Hearne	Kevin T. Hogan
Secretary	President

© American International Group, Inc. All Rights Reserved.

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